FOR IMMEDIATE RELEASE

Alpha Provides Update on 2023 Domestic Sales Commitments and Share Repurchase Program

BRISTOL, Tenn., September 13, 2022 – Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, is scheduled to present today at the 35th Annual Credit Suisse Specialties and Basics Conference in New York City.

In connection with the conference presentation, the company is providing an update regarding its ongoing domestic sales negotiations and the commitments secured for 2023. As of today, Alpha has committed approximately 4.5 million tons of metallurgical coal to domestic customers for shipment in calendar year 2023.

David Stetson, Alpha’s chairman and chief executive officer, commented on the news: “Thanks to the diligent efforts of our sales team, I am pleased to announce that, as of today, roughly 4.5 million tons of Alpha coal have been committed to domestic customers for delivery in 2023. Since further discussions remain ongoing, we will refrain from commenting on pricing until later this year, likely in connection with our third quarter earnings disclosures. Domestic commitments for the upcoming year are always part of our strategic sales planning as they provide an excellent foundation—and even a hedge of sorts—on which to build the rest of our book. I am pleased that Alpha has already secured a meaningful portion of our business for the coming year, and we look forward to providing these tons to our valued customers.”

Additionally, the company continues to buy back shares of its common stock through the $600-million-dollar repurchase program authorized by Alpha’s board. As of August 31, 2022, the company has acquired 2,273,390 shares of common stock at a cost of $326.2 million.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this press release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this press release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this press release may not occur.

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